[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchases in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Co
Subject to Rule 10f-3 Under the Investment Company Act of 1940
THE ALLIANCE FUND

10f-3 TRANSACTIONS FOR THE PERIOD DECEMBER 1, 1996 THROUGH FEBRUARY 28, 1997
                                                                         Total
                                                              Shares     Shares  % of Issue                       Shares
                          Date     Shares   % of FundPrice perPurchased bIssued  Purchased                        Held
Security                  PurchasedPurchasedAssets (1Share    Fund Group (000)   By Group (Broker(s)              02/28/97
Circuit City (Car Max Grou02/04/97 143,500  0.28%    $20.00   238,900    21,860  1.09%     Morgan Stanley         470,000

10f-3 TRANSACTIONS FOR THE PERIOD JUNE 1, 1997 THROUGH AUGUST 31, 1997
                                                                         Total
                          Date     Shares   % of FundPrice perPurchased bIssued  Purchased                        Held
Security                  PurchasedPurchasedAssets   Share    Fund Group (000)   By Group  Broker(s)              08/31/97
Santa Fe International Cor06/09/97 90,000   0.22%    $28.50   229,200    35,000  0.65%     Goldman Sachs          0
Polo Ralph Lauren         06/11/97 14,000   0.03%    $26.00   14,000     29,500  0.05%     Goldman Sachs          0
ISPAT Internationals      08/07/97 89,500   0.19%    $27.00   126,500    25,000  0.51%     CS First Boston Corp.  0

1-Purchase may not exceed 3% of Fund's Total Assets.
2-Purchases by all Alliance Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exeed 10% of the principal amount of the offering.

10f-3 TRANSACTIONS FOR THE PERIOD OCTOBER 6, 1997 THROUGH NOVEMBER 30, 1997
                                                                         Total
                          Date     Shares   % of FundPrice perPurchased bOffered Purchased                        Held
Security                  PurchasedPurchasedAssets   Share    Fund Group (000)   By Group  Broker(s)              11/30/97
Teleport Comm.Group       11/06/97 71,200            $45.00   134,200    15,000  0.89%     Merrill Lynch          1,250,000
Teleport Comm.Group       11/06/97 10,000            $45.00   134,200    15,000  0.89%     CS First Boston Corp.  1,250,000
Teleport Comm.Group       11/06/97 10,000            $45.00   134,200    15,000  0.89%     UBS Securities         1,250,000

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by the underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.